UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 17, 2008 (July 11, 2008)
Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 551-8200
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Agreement.
     On July 11, 2008, pursuant to the terms of the Research Collaboration and License Agreement (the “Agreement”) dated October 12, 2005 between Alnylam Pharmaceuticals, Inc. (“Alnylam”) and Novartis Institutes for BioMedical Research, Inc. (“Novartis”), Novartis elected to extend the term of the Agreement for one year through October 12, 2009. Under the terms of the Agreement, Alnylam agreed with Novartis to work together on selected targets, as defined in the Agreement, to discover, develop and commercialize therapeutics based on RNA interference (“RNAi”). The Agreement includes terms under which Novartis will provide Alnylam with research funding and milestone payments as well as royalties on annual net sales of products resulting from the collaboration. In addition, the Agreement provides Novartis with a non-exclusive option to integrate Alnylam’s intellectual property relating to RNAi technology into Novartis’ operations under specified circumstances. In connection with exercise of the integration option, Novartis would be required to make additional payments to Alnylam.
     The Agreement has an initial term of three years and, following the extension through October 2009 described above, may be extended further for one additional one-year term at the election of Novartis. In addition, Novartis may terminate the Agreement in the event that Alnylam materially breaches its obligations. Alnylam may terminate the Agreement with respect to particular programs, products and/or countries in the event of specified material breaches by Novartis of its obligations, or in its entirety under specified circumstances for multiple such breaches.
     This summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which was attached as Exhibit 10.1 to the Current Report on Form 8-K previously filed by Alnylam with the Securities and Exchange Commission on October 12, 2005.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.
Date: July 17, 2008	By:	/s/ Barry E. Greene
Barry E. Greene
President and Chief Operating Officer